MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ 08003

Consent of Independent Registered Certified Public Accountants

August 17, 2007

InferX Corporation
1600 International Drive
Suite 110
McLean, VA 22102-4860

I consent to the inclusion in Amendment No. 5 to the Registration Statement on Form SB-2 of InferX Corporation, my audit report for InferX Corporation (the “Company”) for the years ended December 31, 2006 and 2005 dated February 16, 2007, except for Note 13, which is dated May 24, 2007, and my review report for the Company for the six and three months ended June 30, 2007 and 2006 dated August 13, 2007.

Respectfully submitted,

/s/ Michael Pollack CPA
Michael Pollack CPA
Cherry Hill, NJ